FIRST AMENDMENT

TO PROPERTY FARM-OUT AGREEMENT

THIS AGREEMENT is made as of the 10th day of November, 2004.

BETWEEN:

BHP MINERALS INTERNATIONAL EXPLORATION INC., a company incorporated under the laws of the State of Delaware, having an office at Suite 150 – 1360 Post Oak Boulevard, Houston, Texas, United States of America

(referred to herein as “BHPB”)

AND:

TNR GOLD CORP. (formerly, TNR Resources Ltd.), a company incorporated under the laws of the Province of British Columbia, having an office at 620 – 650 West Georgia Street, Vancouver, British Columbia, Canada

(referred to herein as “TNR”)

WHEREAS:

A.	BHBP and TNR are the parties to a property farm-out agreement dated as of the 26th day of September, 2002 (the “Agreement”);

B.	BHPB and TNR have agreed to amend the Agreement as set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants and undertakings hereinafter contained, the parties hereto have agreed and do hereby agree as follows:

1.	All capitalized terms in this first amendment to the Agreement (the “Amending Agreement”) shall have the same meaning as ascribed to such terms in the Agreement.

2.	Subsections 1.1(b) of the Agreement be and is hereby deleted in its entirety and replaced with the following:

““After Acquired Properties” means any and all interests in land or Minerals staked, located, granted or acquired within the Geophysical Survey Area by or on behalf of either of the parties or their respective agents, employees, contractors or assignees during the currency of this Agreement as contemplated in Section 16.14;”

3.	Subsection 1.1(dd) of the Agreement be and is hereby deleted in its entirety and replaced with the following:

“(dd)     “Warrants” means one million (1,000,000) common share purchase warrants in the capital stock of TNR to be issued to BHPB as partial consideration for this Amending Agreement; and”

First Amendment (Nov. 4, 2004)

4.	Subsection 1.1(ff) of the Agreement be and is hereby deleted in its entirety and replaced with the following:

“(ee)     “Warrant Expiry Date” means any date that is twenty-four (24) months from the date of this Amending Agreement.”

5.	Section 1.4 of the Agreement be and is hereby deleted in its entirety and replaced with the following:

“1.4	All references to dollar amounts contained in this Agreement shall mean Canadian dollars unless otherwise specified.”

6.	Article 3 of the Agreement be and is hereby deleted in its entirety and replaced with the following:

“3.1	BHPB hereby grants to TNR, the sole, exclusive and irrevocable right and option to acquire an undivided seventy percent (70%) interest in and to all or part of the Property as set in this Article 3.
3.2	TNR may exercise the Option and acquire a seventy percent (70%) interest in the entire Property by:

(i)	completing a geophysical survey over the D Claims and delivery a copy of such geophysical survey results to BHPB on or before June 30, 2005;
(ii)	delivering to BHPB on or before June 30, 2005, an irrevocable written commitment to drill not less than two (2) drill holes of not less than 250 metres each on the D Claims;
(iii)

completing an aggregate 1,750 metres of diamond drilling on the Property including not less than two (2) drill holes of not less than 250 metres each on the D Claims and not less than three (3) drill holes of not less than 250 metres each on the H Claims on or before December 31, 2005;

(iv)

incurring aggregate Expenditures of not less than $2,500,000 on or before the December 30, 2006 if BHPB exercises the Warrants on or before July 31, 2005 or by incurring aggregate Expenditures of not less than $800,000 on or before December 31, 2005 if BHPB does not exercise the Warrants on or before July 31, 2005; and

(v)	complying with the requirements of Section 3.4.
3.3	As provided in Sections 3.5 and 3.6 hereof, TNR may exercise the Option and acquire a seventy percent (70%) interest in the H and the S Claims only by:

(i)	completing an aggregate 1,000 metres of diamond drilling on the H and the S Claims including not less than three (3) drill holes of not

First Amendment (Nov. 4, 2004)

less than 250 metres each on the H Claims on or before December 31, 2005;

(vi)

incurring aggregate Expenditures of not less than $2,500,000 on or before the December 30, 2006 if BHPB exercises the Warrants on or before July 31, 2005 or by incurring aggregate Expenditures of not less than $800,000 on or before December 31, 2005 if BHPB does not exercise the Warrants on or before July 31, 2005; and

(vii)	complying with the requirements of Section 3.4.
3.4	In addition to the requirements as set out in Sections 3.2 and 3.3, to exercise the Option, TNR shall be required to:

(a)

maintain a Trust Fund balance with the Trustee of not less than $15,900 (US) at all times after the date of this Amending Agreement and prior to receiving a Conversion Notice. All such Trust Funds shall be held under irrevocable instructions to the Trustee to pay such Trust Funds to BHPB if TNR does not fulfil the requirements of Section 3.5;

(b)

deliver to the Trustee, within thirty (30) days of receiving a Conversion Notice, sufficient funds such that the aggregate Trust Funds held by the Trustee following receipt of a Conversion Notice and at all times thereafter shall be $75,600 (US). All such additional Trust Funds shall be delivered to the Trustee with irrevocable instructions to the Trustee to pay the Trust Funds to BHPB if TNR has not fulfilled the applicable requirements of Section 3.5;

(c)	issue the Warrants to BHPB on or before November 15, 2004; and
(d)	deliver the Exploration Report to BHPB not less than sixty (60) days following the Exercise of the Option by TNR.
3.5

If TNR fails to provide BHPB with notice pursuant to Subsection 3.2(ii), the Option as set out in Section 3.2 shall terminate and the D Claims shall no longer be subject to this Agreement. Thereafter, TNR may acquire an interest in the H Claims and the S Claims only in accordance with provisions of Section 3.3.

3.6

If TNR irrevocably commits to diamond drill the D Claims pursuant to Subsection 3.2(ii) but fails to complete such drilling in accordance with Subsection 3.2(iii), the Section 3.2 Option shall terminate. Thereafter, TNR may acquire an interest in the H Claims and the S Claims only in accordance with the provisions of Section 3.3. Upon the termination of the Section 3.2 Option pursuant to this Section 3.6, TNR shall be required to pay BHPB an amount equal to the cost of maintaining the D Claims in good standing for a period ending no earlier than January 1, 2007. Such payment shall be received by BHPB on or before January 15, 2006.

3.7

The obligation to make the payment to BHPB as set out in Section 3.6 shall survive the termination of the Option and the Agreement and until paid in full, shall continue as a debt due and owing by TNR to BHPB.

First Amendment (Nov. 4, 2004)

3.8

On or before August 1 of each year during the period the Agreement remains in effect, TNR shall have filed sufficient assessment work or made sufficient cash payments in lieu of assessment work to keep the Property in good standing under all applicable mining laws for a period of not less than twelve (12) months from the latest date upon which a valid filing or assessment payment may be made to keep the Property in good standing. Upon receiving satisfactory evidence from TNR that the said assessment work has been filed or cash payments in lieu of assessment work have been made, BHPB shall forthwith provide the Trustee with instructions to release the Trust Funds to TNR, provided the Trust Fund balances as set out in Subsections 3.4 (a) and (b) are maintained.

3.9	For greater certainty, the costs of maintaining the Property in good standing shall be included as part of TNR’s Expenditures required pursuant to Sections 3.2 or 3.3, as applicable.

3.10

In the event that TNR incurs Expenditures in excess of the amount required exercise the Option pursuant to Section 3.2 or 3.3, as applicable, such excess Expenditures shall be credited to TNR and applied against future Joint Venture expenditure obligations.

3.11

Unless the parties otherwise agree, when the Option has been exercised, a seventy percent (70%) interest in and to the Property or the H and S Claims, as applicable, shall vest in TNR and be transferred to TNR free and clear of all charges, encumbrances, claims, royalties or net profit interests of whatsoever nature.

3.12

Subject to Section 6.3, TNR shall act as the Operator prior to the exercise of the Option and shall be entitled to charge a management fee of five percent (5%) on all Expenditures incurred pursuant to the requirements of Sections 3.2 or 3.3, as applicable.”

7.

This Amending Agreement and the obligations of TNR hereunder are subject to the approval of the Exchange. TNR shall use its best efforts to file this Amending Agreement with the Exchange as soon after execution as is reasonably possible.

8.	Section 4.4 be and is hereby deleted in its entirety and replaced with the following:

“4.4

Upon the formation of a Joint Venture, the parties shall be required to incur initial Joint Venture Expenditures (the “Initial Joint Venture Expenditures”) in the aggregate amount of $250,000, unless otherwise agreed to in writing by the parties. Subject to BHPB electing to exercise the First Back-In Option pursuant to Section 5.1, the Initial Joint Venture Expenditures shall be funded by the parties in proportion to their respective interests in the Property or the H and S Claims, as applicable.”

9	Section 5.1 of the Agreement be and is hereby deleted in its entirety and replaced with the following:

First Amendment (Nov. 4, 2004)

“5.1	Upon the formation of the Joint Venture pursuant to Section 4.1, TNR shall be deemed to have granted the First Back-In Option to BHPB. The First Back-In Option shall be exercisable by BHPB:
(a)	notifying TNR in writing within six (6) months of the date BHPB receives an Exploration Report, of BHPB’s intention to exercise the First Back-In Option; and
(b)

incurring all Expenditures required to complete a Feasibility Study on the Property or the H and S Claims, as applicable and deliver the same to TNR. The Feasibility Study shall be delivered to TNR on or before the eighth (8th) anniversary date of this Amending Agreement.

If notice pursuant to Subsection 5.1 (a) is not received by TNR within the stated six (6) month notice period, BHPB shall be deemed to have elected not to exercise the First Back-In Option and the First and the Second Back-In Options shall terminate.”

10.	The following be and are hereby added as new Sections 8.8, 8.9 and 8.10 to the Agreement:

“8.8

By agreement dated May 7, 2003, TNR granted Geocom Resources Inc. an option to acquire a portion of any future interest in the Property acquired by TNR pursuant to the terms of the Agreement (the “Geocom Agreement”). BHPB hereby confirms that prior to entering into the Geocom Agreement, BHPB received notice of the said transaction and consented to TNR entering into the Geocom Agreement.

8.9	Notwithstanding Section 8.8, the Geocom Agreement:

(a)	is not binding on BHPB nor shall it be construed or interpreted as a novation or assignment of the Agreement;

(b)	has not created any privity of contract between BHPB and Geocom Resources Inc.; and

(c)	does not entitle Geocom Resources Inc. to record any liens, changes or encumbrances against title to the Property.

8.10

Notwithstanding Section 8.8, TNR shall continue to be bound by the terms and conditions of this Agreement. All rights, interests, duties and obligations under the Agreement shall continue to be for the sole benefit and liability of TNR.”

11.	The following be and is hereby added to the Agreement as a new Section 16.14:

“16.14

Any After Acquired Properties shall be held by the acquiring party in trust for both of BHPB and TNR in accordance with the parties’ respective interests under this Agreement. The non-acquiring party shall be provided with notice of such After Acquired Properties and shall have thirty (30) days from receipt of such notice within which to consent to the inclusion of the After Acquired Properties as part of the Property or the H and S Claims,

First Amendment (Nov. 4, 2004)

as applicable. If the non-acquiring party fails to consent to the inclusion of the After Acquired Properties within the said thirty (30) day period, it shall be deemed to have withheld its consent, it shall acquire no interest in such After Acquired Properties and such After Acquired Property shall no longer be subject to the Agreement.”

12.	The second sentence in Paragraph 13 of Schedule “D” be and is hereby deleted in its entirety and replaced with the following:

“13.

Provided BHPB is the Operator, they shall also be entitled to receive a marketing fee based on the gross revenue generated through the marketing and sale of the Products. The amount of such marketing fee shall be negotiated in good faith by the parties at the time the parties finalize a formal joint venture agreement.”

13.

The Subscription Agreement, attached to the Agreement as Schedule “F” be and is hereby terminated and the Warrants issued to BHPB pursuant to the said Subscription Agreement be and are hereby cancelled.

14.	Save for the amendments provided for herein, which are hereby deemed to be merged with the Agreement, the terms and conditions of the Agreement shall remain in full force and effect.

16.

This Amending Agreement may be signed by the parties in counterparts and may be delivered by facsimile, each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

BHP MINERALS INTERNATIONAL EXPLORATION INC.

By: /s/ Earl K. Moore

Name: Earl K. Moore

Title: Director

TNR RESOURCES LTD.

By: /s/ Gary Schellenberg

Name: Gary Schellenberg

Title: President

First Amendment (Nov. 4, 2004)

APPENDIX 1

Warrant Subscription Agreement

First Amendment (Nov. 4, 2004)